Exhibit 99.1

TRICO MARINE SERVICES
Moderator: Geoff Jones
November 4, 2005
7:30 a.m. CT

Operator: Good day, everyone, and welcome to the Trico Marine Services third quarter earnings conference call. This call is being recorded.

For opening remarks and introductions, I’d like to turn the call over to the Chief Financial Officer, Mr. Geoff Jones. Please go ahead, sir.

Geoff Jones: Thanks, Matt. Good morning. My name is Geoff Jones. I’m the CFO of Trico Marine Services. And before I begin, I would like to read our legal disclaimer.

The statements in this conference call regarding business plans or strategies, projected benefits from future joint ventures, projections involving revenues, operating results, forecasts and operations, anticipated capital expenditures and other statements which are not historical facts are forward-looking statements. Such statements involve risks and uncertainties, and other factors detailed in the company’s Form 10-Q, and Form 10-K registration statements and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or the consequences of such a development worsen, or should our underlying assumptions prove incorrect, actual incomes may vary materially from those forecast or expected. The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

I’d now like to turn the call over to our President and Chief Executive Officer, Trevor Turbidy who will give you an overview of our operations.

Trevor Turbidy: Good morning, and thank you, Geoff. Also, with me on the call today is Rishi Varma, our General Counsel; (Ed Lawton), our Corporate Controller; and Mike Wallace, Vice President Emerging International and head of Global Marketing.

As this is my first opportunity to address you as Trico’s CEO, I wanted to thank the Board for this opportunity and their confidence in our team. I think we made remarkable strides since they joined the company. And I’m confident that under their stewardship and with their ongoing cooperation we’ll continue to make additional progress.

I also wanted to thank our team for all of the hard work which was critical to positioning the company so that it could benefit from improving market conditions. I also want to thank our shareholders for their support, as we’re very optimistic about our prospects due to our delevered balance sheet, as a result of our recently completed equity offering.

With that, let me a little bit about the third quarter. The third quarter was a very positive quarter for Trico. It exceeded our expectations and was bolstered by continuing strengthening in the rates and utilizations that we experienced in the first half of 2005. While we see the current markets as attractive as evidenced by our third quarter earnings, we also continue to see positive signs for improvement in the near term. We’re delighted to report earnings per share for the third quarter of 81 cents. This is an increase of over 47 cents over our second quarter earnings per share. I think it’s an understatement to remark that 140 percent increase in net income feels pretty good.

Operating income was 15.2 million for the third quarter, representing a 68 percent increase over operating income of 9.1 for the second quarter of this year. Our financial performance has been characterized by increasing day rates, and utilizations in all markets, and proven cash flows and liquidity, lower debt, and significant progress on initiatives that are focused on reducing our cost structure.

Just after the quarter ended, we closed our equity offering and received 95.8 million in proceeds, net of underwriting discounts. After the application of proceeds from the offering, Trico has 47.2 million in unrestricted cash, and 16 million in net debt. We’re very - we will tend to be very judicious about leveraging the balance sheet. We recognize that given our spot exposure, due to our US shell gulf position, our business doesn’t lend itself to significant leverage at this point.

While this may appear to be overly cautious to some, we believe this strategy will allow us to have the financial flexibility and resources to capitalize on opportunities should they present themselves in the future.

I also want to address the impact that Hurricanes Katrina and Rita had on our business and our employees. We did have two vessels with insignificant damage. But all of our vessels, including the two I mentioned remained under contract during that time. The company’s headquarters in Houston, Texas was not damaged from Hurricane Rita. Unfortunately our office in Houma did suffer minor flood damage, which has since been completely repaired. This did not impact our operations there, due to the dedication and hard work of our employees in Houma. So I wish to thank them for that.

Unfortunately, we did have employees that suffered damages to their homes and property. As a result, the company organized a hurricane relief program to help our team members by providing financial assistance during this difficult time. While we can’t be exuberant about the damage and devastation that the hurricanes caused, they did have an undeniably positive effect on our business and our outlook. We believe the inspection and repair work should keep our vessels active and busy for a number of quarters, given the scope of work to be completed in the Gulf of Mexico.

While day rates in advance of both hurricanes were improving due to increased activity in the Gulf, the hurricanes moved charter rates even higher due to increased demand for our vessels.

To avoid too much duplication, I’ll now turn it over to Geoff Jones to give you a more detailed update on our financial performance, our balance sheet, and our liquidity.

Geoff Jones: Thanks, Trevor. First of all, as Trevor said, we are delighted to be reporting positive earnings per share for the third quarter of 81 cents per share on a diluted basis. In terms of revenues, our charter higher revenues of $43.9 million were our highest quarterly charter higher revenues since the third quarter of 2001, growing 10 percent sequentially over our robust second quarter 2005 revenues. This strength is driven by increased day rates and utilizations in all of our key markets.

North C class vessel day rates averaged $16,637 a day, with utilization of 92 percent in the third quarter of 2005, compared with 16,147 a day, with utilization of 89 percent in the second quarter of 2005. The impact of strong market conditions in the North Sea, during the first nine months of 2005 was somewhat lessoned by the fact that we have 14 of our North Sea class vessels under medium or long term contract.

In our press release, we’ve also included our October day rates in utilizations by class, in an effort to give everyone a more current picture of the rate and activity environment. In October day rates for the company’s North C class vessels averaged $17,139 a day, with the utilization of 100 percent. Day rates for the company’s gulf class supply boats averaged $6,367 with utilization of 62 percent in the third quarter of 2005, compared $5,727 a day and utilization of 58 percent in the second quarter of 2005. This represents an 11 percent increase in day rates on a sequential quarter basis.

Now when we’re referring to our gulf class utilization, we’re speaking about our total fleet of 48 supply vessels, 15 of which were cold stacked at the end of the quarter. Utilization of actively marketed vessels in the gulf during the quarter was approximately 94 percent. We’ve been deliberate and consistent about increasing our bid rates for vessels in the US gulf. In addition, to destacking one vessel during the third quarter, we are in the process of destacking one more vessel currently to replace vessels that had been mobilized out of the US gulf. We remain committed to our strategy of increasing day rates to drive incremental revenue rather than destacking a large number of vessels from our cold stacked fleet.

In October, day rates for the company’s gulf class supply boats averaged $7,358 a day with utilization of 69 percent, or 98 percent of the actively marketed vessels. So as you can see, day rates have increased steadily from the second quarter. And utilization of actively marketed vessels is basically at full capacity.

Crew boats and line handlers averaged day rates of $2,499 a day with utilization of 90 percent in the third quarter of 2005, compared with $2,208 a day and utilization of 89 percent in the second quarter of 2005. Before I go any further one item which has been mentioned on previous calls, but which does warrant repetition is our amortization of non cash deferred revenues. The company does not consider this amortization of non cash deferred revenues as a component of this operating results since the company did not receive any financial benefit from this required accounting adjustment.

During the application of fresh start accounting the company was required to record all contracts that were in process at the exit data at fair market values based on estimate and normal profit margins at that date, as such, an asset for favorable contracts, or a liability for unfavorable contract is required to be recorded. These assets and liabilities are then required to be amortized based on revenues recorded over the remaining contract’s lives. During the third quarter of 2005, we amortized 3.2 million of non cash deferred revenue, which is broken out in a separate line item on the income statement. We all have a further 3.1 million of amortization of non cash deferred revenue in the fourth quarter of 2005. Again, this is why we prefer to charter higher revenues, which excludes non cash deferred revenue amortization rather than total revenues.

Looking at expenses, the right vessel operating expenses decreased 3.1 million or 13 percent in the third quarter of 2005, to 19.9 million, compared to 23 million for the second quarter of 2005. This decrease is primarily due to a reduction of 1.3 million of marine inspection costs, a decrease in pension expense of 0.6 million, and reduce supplies and miscellaneous expenses. Again, as previously discussed, prior to March 15, marine inspection costs were deferred and amortized. Now, as a result of a change in accounting policy adopted during our reorganization we expensed these costs as incurred. In future periods, because of the accounting treatments related to marine inspection costs, expenses in a given period, may fluctuate dramatically based on the timing and number of dry dock.

General and administrative expenses increased 23 percent from 5.1 million in the second quarter of 2005, to 6.2 million in the third quarter of 2005. This increase is due to consulting fees, compensation expense and severance costs incurred during the quarter. Depreciation and amortization expense decreased slightly by 0.2 million from $6.4 million in the second quarter of 2005, to $6.2 million in the third quarter of 2005.

With respect to vessel sales, we sold one gulf class cold stacked supply vessel the Pond River after the end of the third quarter. And a commitment has been received for an additional gulf class cold stacked vessels. In addition, one of our four crew boats with purchase options was sold in October. And we continue to work towards consummating the sale of our five line handling vessels in Brazil. These asset sales will enable us to focus on our core fleet of TSE’s, anchor handlers, and supply vessels.

Our operating income for the quarter was $15.2 million, an increase of 68 percent or $6.2 million, versus the second quarter of 2005. In both the third and second quarters of 2005, operating income included the benefit of $3.2 million and non cash amortization of deferred cash revenues.

Now let’s talk about the balance sheet and liquidity. At September 30, 2005, we had total debt of $124 million, compromising our US credit facility, our NOK revolver, NOK term loans and two (Marad) notes. Current maturities of debt were 53.4 million at September 30, 2005, and this primarily compromised (Marad) payments totaling 2.5 million, a NOK term loan 19.5 million due June 30, 2006, and the NOK revolving credit facility of 30.6 million. Our long term debt was 59.9 million at September 30. And this is basically the US credit facility term loan of 54.6 million, the revolving component of the US credit facility of $6 million and a long term portion of two (Marad) notes totaling $10 million.

During the nine months ended September 30, 2005, we repaid approximately $25 million in total indebtedness. At September 30, we had 14 million of our US revolving credit facility available, and our Norwegian credit facility had $337 million Norwegian (kroner) or $51.5 million of borrowing capacity available. Combined with our unrestricted cash position of 14.5 million as of September 30, 2005, our consolidated available liquidity was $80 million. Of our 22.1 million in total cash 7.6 million is restricted, of which 7.1 million (is shown) as non current, which is not very typical. And 14.5 million is unrestricted and shown as current. Up to 14.5 million in unrestricted cash, 3.3 million was held in the US and other regions, excluding Norway.

Finally, at the risk of repeating what Trevor has all ready said, I would be remiss in not mentioning our equity offering, which was completed on October 24, 2005, when we closed the sale of just under 4.3 million primary shares at $24 a share. Net proceeds received were $95.8 million, after underwriting ((inaudible)), but before expenses. And after the application of net proceeds from the offering, our unrestricted cash at September 30 will be 47.2 million and our total debt will be 63.2 million, which equates to 60 million in net debt, on a net debt to net cap ratio of seven percent. Needless to say, given our position at this time last year, we are pleased with the quarter, the offering, and the support of our stockholders.

And with that, I will open it to questions. Thank you.

Operator: Thank you, sir. To ask a question on today’s conference, please press the star key followed by the digit one on your touch-tone telephone. Again, it is star one for questions. If you are on speakerphone equipment, please be sure that your mute function is disengaged or your signal can reach us. Again, it is star one. And we’ll pause a moment to assemble our roster.

And we’ll go first to Brett Fialkoff with Performance Partners.

Brett Fialkoff: Hey guys. Trevor, I asked you this at the road show, but I guess it’s been a couple of weeks. In the Gulf Coast, do you think there’s like a structural change going on that companies want to lock up bids both longer term, and, you know, you’re kind of seeing a real change there, given the impact of the hurricanes?

Trevor Turbidy: Yes, not yet at this point. We’re not seeing contractors go for term. There certainly has been not a lot of resistance on the day rate, and some of our day rate increases. But that hasn’t translated into, you know, kind of North Sea like contracts.

Brett Fialkoff: And you spoke on the road show about purchasing boats rather than build. Can you give us any kind of update on any developments there?

Trevor Turbidy: Sure. We have not yet completed our analysis for presentation to the Board. You know, I think what we had talked about on the road show, just to give people a general idea, is some where in the range of 75, to call it 150 million in cap ex over the next 30 odd months. And it would be somewhere in the range, of call it four to eight vessels depending on what we built for which markets. So it’s relatively rough at this point, and we don’t have any other updates. There has been a number of packages that we’ve seen of high quality, high capacity vessels that would work for us or any of our customers around the world. So we are seeing activity there.

Brett Fialkoff: OK. Thanks, guys.

Trevor Turbidy: Thank you, Brett.

Operator: And again, that is star one for questions. We’ll go next to Andrew Cray with Phoenix Investments.

Andrew Cray: Hi, guys. Congratulations on a great quarter.

Trevor Turbidy: Thank you, so much.

Geoff Jones: Thanks.

Andrew Cray: What percentage of vessels are under contract, currently? Are you planning to - I know you’re planning to lock some of more of these - some of these high rates in.

Geoff Jones: Andrew, hi, this is Geoff. Of our PSV’s for the remainder of the quarter in 2005, they’re about 73 percent under contract, and the anchor handler is 44 percent, going into 2006. That would be 53 percent on the PSV’s and 44 percent on the anchor handlers. That is, actually, without the exercise of the options. Let me give the same numbers with the options.

The remainder of ’05, 80 percent on the PSV’s, 66 percent on the anchor handlers. And then for 2006, 70 percent on the PSV’s, and 41 percent on the anchor handlers. And actually in the prospectus supplement we issued, I think, on page, I think it’s S-52. There’s a bunch of detail in there, as far as what’s contracted, and actually the rates as well. So that would probably be a pretty good place for you to get even more information.

Andrew Cray: OK. Are you thinking of putting in (bull long some contracts), from here, or …

Trevor Turbidy: I think at this point, you know, obviously with the restructuring, we’d fix a fair number of charters. I think given what we’re seeing today and we’re pretty happy with our balance, and we’re not seeking to fix, you know, much more of ’06, or ’07.

Andrew Cray: And just quickly on destacking these vessels that you have in the gulf, what’s your thinking behind no destacking more of them at this point, immediately.

Trevor Turbidy: Yes, I think the thought is, you know, we’re willing to destack against term contracts. What we’re loathed to do is unstack them to work in the spot markets, recognizing that there are a number of stack vessels out there, both with our vessels and our competitors. We don’t want to do anything that’s going to impair the date rate market, given the operating leverage of the business.

Andrew Cray: Yes. So you’re seeing sufficient contract activity, though, to sort of say well the course of the next six to 12 months, maybe you know, we’ll see a significant number of those vessels destacked, over a period of time.

Trevor Turbidy: Yes, I mean I think we’re committed with our strategy to mobilize vessels internationally, you know, on an opportunistic basis if we see contracts for term charters in the gulf, we’re certainly willing to be, you know, amenable to securing those against term contracts here. We haven’t seen - as we mentioned earlier, we haven’t seen a lot of that at this point. But certainly, we’ll keep that option open. But we’re not inclined to unstack those boats to work them in the spot market, but rather focus on long term EBITDA opportunities internationally.

Andrew Cray: Great. That makes sense. OK. All right, thanks guys.

Trevor Turbidy: Congratulations on your new move as well.

Andrew Cray: Thank you. All right.

Operator: And we’ll go next to James West with Lehman Brothers.

James West: Hey, good morning guys.

Trevor Turbidy: Good morning, James.

James West: I wanted to dig in deeper on the last comments about international opportunities. What markets right now are attractive for these vessels you have cold stacked in the Gulf of Mexico? And are you actively bidding these vessels?

Trevor Turbidy: Yes, the markets that we focused on, obviously these are - the stacked vessels are 180 foot gulf class supply boats. Those could work in any shallow water market, such as the Middle East, Southeast Asia, West Africa. We are trying to find, if we do enter into an international market, it will be certainly with a competitor, or sorry with a customer in the region, that can help us jump start our operations there. So, you know, we’re not interested in bidding one or two vessels into a market, but rather have a significant present there.

James West: OK. Then I have a second question, this is probably for your Geoff. Vessel operating costs were down sequentially pretty significantly, at least versus my estimates. Is this a level you can maintain? Or were there a number of dry dockings that were possibly delayed during the quarter?

Geoff Jones: Yes, I think there would be OK, two things. There was, I think, I referred to pension reduction. I don’t know if anybody recalls, I think at the end of 2004, we had booked approximately 2.2 or 2.1 million for UK pension liability. We actually settled that in August and took a right back to income of the 0.6 million excess. So that was a one time adjustment to direct expense. And then, dry dock expense the amount that we had been looking at for ’03 was - sorry for the third quarter was less than anticipated. And you could expect to see some of that roll over into ’04 - into the fourth quarter, I mean.

James West: OK. Great. That’s all I had, thanks guys.

Geoff Jones: Thanks, (Jim).

Operator: And we’ll go next to Paul Carpenter with Otis Partners.

Paul Carpenter: Good morning. Could you just flesh in to a little more detail on the comments you made about destacking and the vessel sale in October. I believe you said you destacked one vessel in 3Q. You’re destacking one more currently, and they’re both going international. You sold a crew boat in October and the Brazil sale is still pending. Could you go into just a little more detail on the timing of the destacking and what else we could expect in the next few months? What kind of day rates those vessels got internationally? And the proceeds from the crew boat sale, and any other asset sales?

Trevor Turbidy: That’s a long list.

Geoff Jones: Yes, let me try to pick away at them. Yes, we did destack one vessel in the third quarter, and another one is being destacked. Those two are two replace vessels which are going or have gone internationally. And I’ll let Mike Wallace talk to those in a minute.

As far as the sales of the vessels and when you see our Q coming out, which should be later on today, you’ll see some comments on that, basically there were two gulf class stack - cold stack vessels, one of which referred to the Pond River, and there’s another one. For the two of those, it’s about $1 million in proceeds. The crew boat was about 500,000 and change as far as proceeds was concerned. As far as the five line handlers in Brazil, we’re still working on that, trying to close that, so there’s still some negotiations to be done on that. I think that answers your questions, I hope, on the sales. Mike, do you want to make some comments on the international.

Mike Wallace: Sure. Yes, Paul, as Geoff’s indicated those two vessels that are, one that was unstacked and one that’s currently being unstacked we’re to replace vessels that departed, or are soon to depart for West Africa. And on a day rate basis on the third quarter announcement, the day rates achieved on the vessels that are be going over to West Africa, and have gone, are inline with the October average Gulf of Mexico supply rate of 7358. So basically along the same lines as our current average.

Paul Carpenter: The West African day rate is around 7300?

Mike Wallace: Yes, in that range, in the mid 7000 range.

Paul Carpenter: OK. And can you just talk a bit more about what the hold up is in Brazil?

Mike Wallace: On the line handler sale?

Paul Carpenter: Right, on the line handler sale.

Trevor Turbidy: It’s Brazil.

Mike Wallace: It’s primarily getting the contracts assigned by (Petrobras) over to the new owners.

Paul Carpenter: Any more clarity on that? It’s been sort of hanging around for a while?

Mike Wallace: Well we are in the process now of executing those assignments. And after those are executed for the transfer, then there will be a simultaneous sale of the lines handlers to the new owners. So I would say optimistically by the end of next week, we should have it all concluded.

Trevor Turbidy: Yes, it has taken a long time.

Paul Carpenter: Any change in the proceeds?

Mike Wallace: No.

Paul Carpenter: Thank you.

Operator: And we’ll next to Dixon Yee, with Basso Capital.

Dixon Yee: Good morning. Great quarter, guys.

Trevor Turbidy: Thanks.

Dixon Yee: Just one quick question here, what’s the cost to destack a vessel from a cold stack?

Geoff Jones: In the Gulf of Mexico, there’s 180. Somewhere between, and this is going to sound a big range, but somewhere between a quarter of a million and maybe 700, three quarters of a million. On average, I think it’s just under $500,000.

Dixon Yee: OK. Thank you.

Operator: And we’ll go next to Randy Laufman with Imperial Capital.

Randy Laufman: Hi, guys. Great quarter.

Trevor Turbidy: Thank you.

Geoff Jones: Thanks, Randy.

Randy Laufman: I just wanted to go back to the contracts, specifically in the North Sea you said that there are 14 vessels that are under contract. How many of those vessels will be coming up for repricing?

Geoff Jones: I think the easiest way for me to answer that would be for purposes of modeling, Randy, I think if you, understand, I may be repeating myself but I think if you go to page 52 on the prospectus supplement it will give you a pretty good overall average as to how many days are contracted, and at what rate. And then if you were to take that average, and, you know, adjust them when they come off contract, from a modeling point of view, that may help you. I don’t know if that is specific enough for you.

Randy Laufman: OK. I’ll go take a look. And then in the Gulf, you announced recently that there a couple of vessels that was contracted at either $9,500, and we’re negotiating another one at $10,000. Can you talk about the status of that? Maybe the term of the contract, and whether that third contract was actually successful?

Mike Wallace: Sure, Randy. I guess the easiest way to state where we’re sort of on a leading edge basis now is we currently have 25 percent of our US Gulf of Mexico fleet at rates of $10,000 a day or higher. So we’re pretty much inline with the announcement that we made in October of where current contracts were being awarded at and where the leading edge on our bid rate was.

Randy Laufman: OK. Great. Thanks, guys.

Geoff Jones: Thanks, Randy.

Operator: And again, as a reminder, that is star one for questions. We go next to Jud Bailey with Jefferies & Company.

Jud Bailey: Thank you. Good morning, guys. First, I wanted to circle back on the operating costs, I just wanted to make sure I heard you correctly, Geoff. Is it reasonable to assume then that operating costs will kind of gravitate back up to the $22 million to $23 million range next quarter?

Geoff Jones: I think you could expect to see operating costs gravitating back up, yes.

Jud Bailey: OK. Excuse me. My next question is on Brazil, after you complete the sale, the five line handlers I think you’ll just have, you know, one supply boat and one crew boat there, which is a fairly small presence. Is the plan to try to expand from that using supply boats? Or would you move those vessels out of that market to another, and just get out of Brazil all together?

Trevor Turbidy: Yes, but I think the point is so far, obviously is, to, you know, return to operation of profitability. So, you know, we’re going to make some efficiency improvements there. But long-term, as far as strategically, you know, it’s an opportunistic market for us to move North Sea style tonnage down there. So it’s only - it would be an opportunistic oil and maintenance strategy today.

Jud Bailey: OK. I guess that - when you just have those couple of vessels how profitable is that operation down there, not specifics, but in general?

Trevor Turbidy: Yes, Randy, the thought is that we can get our costs, you know, pretty inline with the operations down there. Historically with the line handlers, there was a number of people on shore associated with that. So selling the line handlers gives us the ability to streamline that operation.

Jud Bailey: OK. Great, thank you.

Operator: We’ll go next to Jim Crandell with Lehman Brothers.

Jim Crandell: Good morning.

Mike Wallace: Good morning.

Trevor Turbidy: Good morning.

Geoff Jones: Good morning.

Jim Crandell: I stepped out for a minute, so if this has been asked, excuse me, but can you tell us where - what are the latest data points on prices, spot prices for 180 footers on the Gulf of Mexico?

Mike Wallace: Jim, yes the - our leading edge is still at 10,000 or above. I had mentioned on the last call that we currently have 25 percent of our fleet operated in the US waters at 10,000 of higher.

Jim Crandell: OK. Would you expect further strength from that level going forward?

Mike Wallace: We would. In earl October with the announcement we made of the recent contract awards, we were at about eight percent level at that time at 10,000 and higher. And we’ve increased over the last 30 days to 25 percent. So continuing to see improvement.

Jim Crandell: Are you seeing any other companies in the Gulf of Mexico take steps to return stacked 180 footers to the active market?

Mike Wallace: Not that we’ve seen. There’s been some announcements, I think, on some earnings call of some minor changes in the stack fleets. But we’re not seeing any large scale destacking going on right now.

Jim Crandell: OK. That’s all I had. Great job.

Trevor Turbidy: Thanks, Jim.

Mike Wallace: Thanks, Jim.

Geoff Jones: Thanks, Jim.

Operator: And again, it is star one for questions. We go next to Swaraj Chowdhury with Dalton Investments.

Swaraj Chowdhury: Hi. You made some comments about the capital expenditures over the next 13 months, could you explain where from you’re going to fund it? Is it going to be from operating sources? Or you’re going to borrow more money? I just needed some clarification on that?

Trevor Turbidy: Sure. We’ll obviously have a fair bid of cash on our balance sheet, even after paying down the US credit facility. We’ll also have - be generating a fair bit of cash from operations. And then, obviously, lastly, we would have capacity under our Norwegian credit facility. But again, we want to be very judicious about how we lever the business.

Swaraj Chowdhury: You said about of 200 million of capital expenditures in 13 months? And in where? How many boats are you going to purchase?

Trevor Turbidy: Yes, it was somewhere between four and eight, and somewhere between 75 and call it 125 million. And, you know, it’s over the next - instead of 13, I think probably my voice got clipped, it was over the next 30 months. So there’s going to be a fair bit of time for us to generate additional operating cash flow.

Swaraj Chowdhury: OK. And is it in North Sea or in Gulf of Mexico or where you want to?

Trevor Turbidy: It would be for international service. We haven’t highlighted which vessels we’re building for which markets. But it would be for international service.

Swaraj Chowdhury: OK. Thank you.

Trevor Turbidy: Thank you.

Operator: And again that is star one for questions. Gentlemen, there are no further questions at this time. I’d like to turn the call back over to you for any additional or closing comments.

Trevor Turbidy: Well thank you everyone. I appreciate your time and your attention. We look forward to speaking with you next quarter. I think with that we’ll conclude the call.

Operator: That does conclude today’s teleconference. Again, thank you for your participation, you may disconnect at this time.

Trevor Turbidy: Thanks, everyone. Thanks, Matt.

END